Exhibit 99.1

Codexis Earns First Technology Transfer Milestone Payment from Merck

REDWOOD CITY, Calif. – October 15, 2015 – Codexis, Inc. (NASDAQ: CDXS), a leading protein engineering company, today announced that it successfully completed Wave 1 of the transfer of its proprietary CodeEvolver® protein engineering platform technology to Merck, known as MSD outside the United States and Canada, during the third quarter of 2015. Codexis expects to receive a $5 million payment from Merck in the fourth quarter of 2015 for completion of this milestone.

As previously announced, Codexis and Merck entered into a technology transfer and license agreement in August 2015 that enables Merck to use Codexis’ proprietary CodeEvolver® protein engineering platform technology to develop novel enzymes for use in the manufacture of Merck’s pharmaceutical products. Wave 1 of the transfer of the CodeEvolver technology involved Codexis providing Merck with enzyme libraries and kits, screening tools, laboratory designs and equipment specifications.

Codexis received a $5 million upfront payment from Merck in August 2015 and is eligible to receive an additional $8 million milestone payment subject to the satisfactory completion of Wave 2 of the technology transfer process. Codexis will also be eligible to receive payments of up to $15 million for each commercial active pharmaceutical ingredient that is manufactured by Merck using one or more novel enzymes that have been developed by Merck using the CodeEvolver technology.

“It is gratifying to complete the first technology transfer milestone with Merck during the third quarter,” said Codexis President and CEO John Nicols. “Licensing our CodeEvolver technology allows us to monetize our protein engineering technology while we continue to provide services and supply products to customers under our traditional business model. The timely completion of the transfer of our CodeEvolver technology to customers is an important aspect of these license agreements.”

About CodeEvolver® Protein Engineering Platform Technology

Codexis’ proprietary CodeEvolver® protein engineering platform enables the rapid development of custom-designed enzymes that are highly optimized for a specific function. The CodeEvolver platform is comprised of proprietary methods for the optimization of proteins through the design and generation of diverse genetic libraries, automated screening techniques, algorithms for the interpretation of screening data and predictive modelling. The Codexis CodeEvolver platform technology is covered by more than 175 issued patents and pending patent applications worldwide.

About Codexis, Inc.

Codexis, Inc. is a leading protein engineering company that applies its technology to the development of biocatalysts for commercial manufacture of pharmaceuticals and fine chemicals. Codexis’ proven technology enables implementation of biocatalytic solutions to meet customer needs for rapid, cost-effective and sustainable manufacturing. For more information, see www.codexis.com.

Forward-Looking Statements

This press release contains forward-looking statements relating to Codexis’ 2015 technology transfer and license agreement with Merck, including Codexis’ expectation that it will receive a $5 million milestone payment in 2015, the potential for Codexis to receive an $8 million milestone payment from Merck upon completion of Wave 2 of the technology transfer process, and the potential for Codexis to receive up to $15 million for each commercial active pharmaceutical ingredient that is manufactured by Merck using one or more novel enzymes developed by Merck using the CodeEvolver technology. You should not place undue reliance on these forward-looking statements because they involve known and unknown risks, uncertainties and other factors that are, in some cases, beyond Codexis’ control and that could materially affect actual results. Factors that could materially affect actual results include Codexis’ dependence on its licensees and collaborators; Codexis’ dependence on a limited number of products and customers in its pharmaceutical business; potential adverse effects to Codexis’ business if its customers’ pharmaceutical products are not received well in the markets; Codexis’ ability to deploy its technology platform in new market spaces; Codexis’ dependence on key personnel; Codexis’ ability to compete may decline if it loses some of its intellectual property rights; third party claims that Codexis infringes third party intellectual property rights; and Codexis could face increased competition if third parties misappropriate Codexis biocatalysts. Additional factors that could materially affect actual results can be found in Codexis’ Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 6, 2015, in Codexis’ Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on May 7, 2015, and in Codexis’ Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on August 11, 2015, including, in each case, under the caption “Risk Factors.” Codexis expressly disclaims any intent or obligation to update these forward-looking statements, except as required by law.

Codexis Contacts:
Investors
LHA
Jody Cain, 310-691-7100

jcain@lhai.com

Media
Notch Communications
Kate Whelan, +46 (0)70 238 11 49
kate.whelan@notchcommunications.co.uk

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